As filed with the Securities and Exchange Commission on October 17, 2012

Registration No. 333-159571

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gushan Environmental Energy Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 12, Harbour District

Changan Investment Zone,

Fuzhou Mawei Economic & Technical Development Area

Fujian Province

People’s Republic of China

(Address of principal executive offices)

Gushan Environmental Energy Limited Share Option Scheme

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

212-894-8800

(Name, address and telephone number of agent for service)

With copies to:

G. Matthew Sheridan, Esq.

Sidley Austin LLP

6 Battery Road, Suite 40-01

Singapore 049909

Singapore

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” under Rule 12b-2 of the Exchange Act, as amended. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

Gushan Environmental Energy Limited (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement on Form S-8 to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 29, 2009, File No. 333-159571 (the “Registration Statement”), with respect to ordinary shares of the Registrant, par value HK$0.00001 per share (the “Ordinary Shares”), thereby registered for offer or sale pursuant to the Share Option Scheme of the Registrant. A total of 13,683,194 Ordinary Shares were initially registered for issuance under the Registration Statement.

The Registrant, Trillion Energy Holdings Limited (“Parent”), a British Virgin Islands business company limited by shares, Trillion Energy Investments Holdings Limited (“Merger Sub”), a Cayman Islands exempted company wholly-owned by Parent, and Mr. Jianqiu Yu, the Registrant’s Chairman and Principal Executive Officer, entered into an agreement and plan of merger on June 4, 2012 and an amendment to the agreement and plan of merger on September 13, 2012 (as amended, the “merger agreement”). The merger agreement was approved on October 15, 2012 by the shareholders of the Registrant at the extraordinary general meeting of shareholders. The Registrant and Merger Sub subsequently filed a plan of merger with the Cayman Islands Companies Registrar, which became effective as of October 17, 2012 (the “effective time”), as a result of which Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company after the merger as a wholly-owned subsidiary of Parent. At the effective time, all outstanding Shares and American depositary shares of the Registrant were cancelled.

In connection with the merger, the Registrant has terminated the offering of the Ordinary Shares pursuant to the Registration Statement. The Registrant hereby removes from registration all of the Ordinary Shares registered under the Registration Statement that remained unsold as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on October 17, 2012.

GUSHAN ENVIRONMENTAL ENERGY LIMITED

By:	/s/ Jianqiu Yu

Name:	Jianqiu Yu
Title:	Chairman & Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 17, 2012:

Signature	Title

/s/ Jianqiu Yu Jianqiu Yu	Chairman & Principal Executive Officer

/s/ * Deyu Chen	Director & Chief Technology Officer

/s/ * Kang Nam Chu	Director

/s/ * Dongming Zhang	Director

/s/ * Denny Lee	Director

/s/ Frank Ngai Chi Chan Frank Ngai Chi Chan	Principal Financial Officer and Principal Accounting Officer

*By:	/s/ Jianqiu Yu
Jianqiu Yu
Attoney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement on October 17, 2012.

Authorized U.S. Representative
Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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